Exhibit 10.1

Dated                                2006

SAILGOLD LIMITED AND ROPEPATH LIMITED

and

WILLIS GROUP SERVICES LIMITED

and

WILLIS GROUP LIMITED

and

TEN TRINITY SQUARE  LTD

and

THOMAS ENTERPRISES INC

and

STANLEY EARL THOMAS

AGREEMENT

for the sale of
10 Trinity Square, London EC3P 3AX

One Silk Street

London EC2Y 8HQ

Telephone (44-20) 7456 2000

Facsimile (44-20) 7456 2222

Ref C Coombe/B Taylor

PARTICULARS

Date	:	8 September 2006

The Seller	:	SAILGOLD LIMITED (Company No. 4257730) and ROPEPATH LIMITED (Company No. 4257796) whose registered office is at 10 Trinity Square London EC3P 3AX

The Beneficial Owner	:	WILLIS GROUP SERVICES LIMITED (Company No. 1451456) whose registered office is at 10 Trinity Square London EC3P 3AX

The Lease Guarantor	:	WILLIS GROUP LIMITED (Company No. 621757) whose registered office is at 10 Trinity Square London EC3P 3AX

The Buyer	:	TEN TRINITY SQUARE LTD (Company No. 116464C) a company incorporated in the Isle of Man whose registered office is at The Fairway Suite, Fort Island, Derbyhaven, Isle of Man, IM9 1UA

The Surety	:

Jointly and severally, THOMAS ENTERPRISES INC a company incorporated in the State of Georgia (Control Number K207255) whose principal place of business is 45 Ansley Drive, Newnan, GA 30263, USA and STANLEY EARL THOMAS of 544 Johnson Rd, Sharpsburg, GA 30277 each of whose address for service is at Denton Wilde Sapte One Fleet Place London EC4M 7WS

Freehold Land	:	10 Trinity Square London EC3P 3AX as more fully described in Schedule 1

Crown Land	:	The land shown edged red on Plan 1 attached to the Crown Land Lease currently occupied by the Beneficial Owner pursuant to the Crown Licence

Property	:	The Freehold Land and the Crown Land

Purchase Price	:	ONE HUNDRED AND FIVE MILLION POUNDS (£105,000,000) exclusive of VAT

Deposit	:	TEN MILLION FIVE HUNDRED THOUSAND POUNDS (£10,500,000

Completion Date	:	27 September 2006 (subject to Clause 2.3)

Deferred Date	:	27 November 2006 or such earlier date as the Buyer may nominate in writing

Completion Time	:	5.00 pm.

Contract Rate	:	4% above the base lending rate for the time being of Lloyds TSB Bank plc

Registered Title/Root of Title	:	NGL211559

Title Guarantee	:	Full title guarantee

Seller’s Solicitor	:	Linklaters, One Silk Street, London EC2Y 8HQ (Ref: C Coombe/B Taylor)

Buyer’s Solicitor	:	Denton Wilde Sapte, One Fleet Place, London EC4M 7WS (Ref: IDO/69654.00001)

An Agreement made on the date and between the parties specified in the Particulars, by which it is agreed as follows:

1                               Interpretation

1.1                            This Agreement incorporates the Standard Commercial Property Conditions (First Edition) (the “Conditions”). In case of conflict between this Agreement and the Conditions, this Agreement prevails. Terms used or defined in the Conditions have the same meanings when used in this Agreement, and vice versa.

1.2                            The Particulars on page 1 form part of this Agreement, and terms specified in them bear the same meanings when used elsewhere in this Agreement.

1.3                            Unless otherwise indicated, references to Clauses or Schedules are to Clauses and Schedules of this Agreement.

1.4                            Clause headings in this Agreement are for ease of reference only.

1.5                            References to times shall be to times in London England.

1.6                            The following further definitions apply in this Agreement:

Chattels:  the items listed in Schedule 5;

Crown: The Queen’s Most Excellent Majesty acting by The Crown Estate Commissioners;

Crown Land Lease: a new 125 year lease of the Crown Land (and any Fittings on the Crown Land) granted by the Crown to the Beneficial Owner today in the form of the attached draft;

Crown Licence: a deed dated 24 June 1976 between The Queen’s Most Excellent Majesty (1), The Secretary of State for the Environment (2) and Willis Faber & Dumas (Holdings) Limited (3) in respect of the Crown Land;

Documents: the documents listed in Schedule 2;

Fittings: those of the fittings which form part of the Property and are integral to the character of the building including without limitation the wood panelling and chandeliers;

Legal Charge: a charge by the Buyer in favour of the Beneficial Owner in the form attached;

Letting Documents: the documents listed in Schedule 3;

Tenant: any tenant or licensee under the Letting Documents;

VAT: Value Added Tax;

Willis Lease: a lease to be entered into pursuant to Clause 14 of this Agreement by the Buyer the Beneficial Owner and the Lease Guarantor in the form of the draft attached at Schedule 4;

the 2002 Act: the Land Registration Act 2002.

2                               Agreement for sale

2.1                            The Seller shall sell at the request and direction of the Beneficial Owner and the Buyer shall buy the Freehold Land.

2.2                            The Buyer shall on the Completion Date take an assignment of the Crown Land Lease from the Beneficial Owner.

2.3                            The Buyer shall not be required to complete the purchase of the Freehold Land until the Beneficial Owner is ready to assign the Crown Lease to the Buyer with the intent that completion of the sale of the Freehold Land shall take place simultaneously with completion of the assignment of the Crown Land Lease.

3                               Title guarantee

The Seller shall transfer the Freehold Land and shall assign the Crown Land Lease with the Title Guarantee specified in the Particulars.

4                               Purchase Price

4.1                            . The Buyer shall pay the Deposit on 15 September 2006 by direct credit or such other method as the Seller’s Solicitor may agree and if not paid by the Completion Time on such date the Seller shall be entitled in addition to any other rights to give notice at any time to terminate this Agreement.

4.2                            The Deposit shall be held as to £7,893,789 by the Seller’s Solicitor as stakeholders and as to the balance shall be paid to the Seller’s Solicitor as agents for the Seller.

4.3                            The consideration for the sale of the Freehold Land and the Crown Land Lease shall be the Purchase Price apportioned as to £102,585,000 to the Freehold Land and £2,415,000 to the Crown Land.

4.4                            The Purchase Price shall be paid  by the Buyer to the Beneficial Owner in two instalments:

4.4.1                          25% before the Completion Time on the Completion Date; and

4.4.2                          75% before the Completion Time on the Deferred Date together with interest at 6% per annum from the Completion Date until the Deferred Date.

5                               Completion

5.1                            Subject to Condition 8.3 (where applicable) and Clause 2.3 completion shall take place on the Completion Date and before the Completion Time.

5.2                            If the money due on the Completion Date is received after the Completion Time, completion is to be treated, for the purposes of Conditions 6.3 and 7.3, as taking place on the next working day. Condition 6.1.2 shall not apply.

5.3                            If the money due on the Deferred Date is received after the Completion Time, completion is to be treated, for the purposes of Condition 7.3, as taking place on the next working day. Condition 6.1.2 shall not apply.

5.4                            In Condition 6.8.2(b) the words “if the amount to be paid on completion enables the property to be transferred freed of all mortgages (except those to which the sale is expressly subject)” shall be deleted.

5.5                            In Condition 6.8.3 the word “ten” shall be deleted and the word “two” substituted.

5.6                            At completion the Buyer shall deliver an opinion of Quinn Kneale in a form satisfactory to the Seller’s Solicitor in relation to the creation of the documents contemplated by this agreement to which Ten Trinity Square Ltd is a party.

5.7                            At completion the Buyer shall deliver the undertaking of the Buyer’s Solicitor to complete the SDLT return and Land Registry applications in relation to the purchase of the Property and the creation of the Legal Charge and to pay the SDLT and Land Registry fees.

5.8                            At completion the Buyer shall deliver the Legal Charge duly executed together with an undertaking from Quinn Kneale to register the same in accordance with Isle of Man law.

6                               Title

6.1                            The Buyer acknowledges that the Seller has deduced good title to the Freehold Land prior to the date of this Agreement. Accordingly the Buyer shall not raise any requisition on matters arising before that date.

6.2                            Condition 1.1.2 shall be deleted and replaced by the following:

“When used in these conditions the terms “absolute title” and “official copies” have the specific meanings given to them by the Land Registration Act 2002”.

6.3                            Title to the Crown Land Lease shall be deduced by production to the Buyer and the Buyer’s Solicitors of (a) the Crown Land Lease and (b) the completed SDLT return and Land Registry application forms and (c) evidence that the SDLT payable on the Crown Land Lease has been paid and the provisions of Clause 6.4 shall apply.

6.4                            The Beneficial Owner shall pay the SDLT due on the Crown Land Lease within 10 working days of its completion and shall promptly deal with any requisitions raised by HMRC on the SDLT return.  The Beneficial Owner shall apply to the Land Registry for the registration of the Crown Land Lease within 20 working days of its completion and shall promptly deal with any requisitions raised by the Land Registry on the application.  Upon completion of the application for registration of the Crown Land Lease the Beneficial Owner shall deliver the Crown Land Lease and the title information document to the Buyer.

7                               Incumbrances affecting the Freehold Land

7.1                            The Freehold Land is sold subject to and where applicable with the benefit of:

7.1.1                          any unregistered interests which override registered dispositions under Schedule 3 of the 2002 Act; and

7.1.2                          such unregistered interests as may affect the Freehold Land to the extent and for so long as they are preserved by the transitional provisions of Schedule 12 of the 2002 Act;

7.1.3                          all matters contained or referred to in the Property Proprietorship and Charges registers of the Registered Title (except fixed and floating charges securing money or liabilities);

7.1.4                          the Letting Documents;

7.1.5                          the rights, obligations and other provisions contained or referred to in the Documents;

as well as those incumbrances mentioned in Condition 3.1.2 subject however to Clause 16.

7.2                            The Buyer is deemed to purchase with full knowledge of the incumbrances referred to in Condition 3.1.2 and Clause 7.1.

8                               Transfer

8.1                            The transfers of the Freehold Land and the Crown Land Lease shall be in the form of the attached drafts.

8.2                            The transfers shall, at the cost of the Buyer, be engrossed and executed in duplicate. The duplicate copies shall be delivered within twenty-one days after completion to the Seller’s Solicitor (for retention by the Seller).

8.3                            Condition 4.5.5 shall not apply.

9                               Crown Land

9.1                            The Beneficial Owner and the Lease Guarantor each warrant that:

9.1.1                          the Lease Guarantor is the sole legal and beneficial owner of the Crown Licence;

9.1.2                          the Crown Land is exclusively occupied by the Beneficial Owner and/or any of its group companies and it is entitled to vacant possession of it.

9.1.3                          it has not created any derivative legal interest in the Crown Land.

9.2                            The Lease Guarantor has surrendered the Crown Licence to the Crown free from any derivative legal interest and subject only to the occupation of the Beneficial Owner and its group companies immediately prior to completion of the grant of the Crown Land Lease.

10                        Insurance

10.1                     As between the Seller and the Buyer the Property shall be at the risk of the Buyer from the date of this Agreement. The Seller and/or Beneficial Owner shall maintain the existing insurance of the Property until actual completion. Conditions 5.1.1 to 5.1.3 (inclusive) shall not apply.

10.2                     The Beneficial Owner shall not do or omit to do anything that shall cause the policy to become void or voidable, the payment of any insurance moneys to be refused or the policy to become subject to any undue excess, exclusion or limitation which is not on normal commercial terms.

10.3                     The Beneficial Owner shall procure that the Buyer is added to the insurance policy as a co-insured party with effect from the date of this Agreement and shall provide the Buyer with evidence that this has been done.

10.4                     If any of the Property the Fittings and the Chattels is damaged prior to actual completion by one of the risks covered by the insurance policy maintained by the Beneficial Owner the Beneficial Owner shall:

10.4.1                   in consultation with the Buyer make a claim under the insurance policy;

10.4.2                   pay to the Buyer the proceeds of the insurance and any excess under the insurance policy and any moneys which the Beneficial Owner is unable to recover under the insurance policy (save to the extent that the upper limit of indemnity is exceeded) other than as a result of any act  or default of the Buyer.

11                         Postal Completion

Any completion by post or through a document exchange shall be at the Buyer’s expense and risk and neither the Seller nor the Seller’s Solicitor shall be liable for the loss of any documents so sent so long as they were properly addressed.

12                        Interest

Any money payable under this Agreement which is not paid by the due date (other than the balance of the Purchase Price when Condition 7.3 applies) shall bear interest at the Contract Rate.

13                        Acknowledgement

The Buyer acknowledges that it has not relied on any representation unless given by the Seller’s Solicitor in a written reply to an enquiry made by the Buyer’s Solicitor before the date of this Agreement.

14                        Grant of the Willis Lease

14.1                     At actual completion the Buyer shall grant and the Beneficial Owner and the Lease Guarantor shall accept the Willis Lease.

14.2                     If demanded to do so by the Buyer the Beneficial Owner shall pay the rent due under the Willis Lease for the period from actual completion until 24 December 2006 on the date of actual completion by way of apportionment in accordance with the formula:

6,300,000	x	B
365

where B is the number of days from but excluding the date of actual completion down to 24 December 2006 and Condition 6.3.2 shall not apply.

15                        Period between exchange and completion

Following the date of this Agreement until actual completion the Seller and the Beneficial Owner shall:

15.1                     comply with the obligations on the part of the tenant contained within the Willis Lease at clauses 4.2 - 4.18 and 4.23 and 14 as if they were set out in this Agreement as obligations owed to the Buyer;

15.2                     promptly notify the Buyer in writing of any notice, application or other material communication given or received in relation to the Property; and

15.3                     not take any action or following the Buyer’s request fail to take any action which may prejudice the Buyer’s interest in the Property in relation to the proposed development of the adjoining property known as Mariner House and if required by the Buyer and at the Buyer’s cost to refuse consent or to object (as appropriate) to any application made in respect of Mariner House.

16                        Possession

The Beneficial Owner shall procure that any rights of occupation of the Beneficial Owner and of any member of the group of companies of which the Beneficial Owner forms part are terminated prior to actual completion so that the Willis Lease shall constitute the only right of occupation subsisting as at that date.

17                        Surety’s guarantee

17.1                     In consideration of the Seller and the Beneficial Owner entering into this Agreement with the Buyer at the Surety’s request the Surety guarantees and undertakes with the Seller and the Beneficial Owner as a primary obligation that the Buyer  shall duly observe and perform all the agreements and obligations and other terms and provisions of this Agreement to be observed and performed by the Buyer and that if any of the obligations of the Buyer are not duly performed and complied with the Surety shall be responsible for the payment of any sums or other performance or compliance with such obligations and shall on demand pay such sums or perform such obligations.

17.2                     The Surety shall indemnify the Seller and the Beneficial Owner against any loss or liability or costs incurred by the Seller and/or the Beneficial Owner as a result of a breach by the Buyer of the provisions of this Agreement or as a result of this Agreement becoming void voidable or unenforceable by the Seller or by the  Beneficial Owner  against the Buyer.

17.3                     The Surety shall not be released or discharged in any way from its obligations under this Agreement by:

17.3.1                   any neglect or forbearance of the Seller or the Beneficial Owner in endeavouring to enforce performance or observance of the Buyer’s obligations herein and any time which may be given by the Seller or the Beneficial Owner to the Buyer;

17.3.2                   any variation of the terms of this Agreement;

17.3.3                   any legal limitation and/or incapacity of the Buyer and/or any change in the constitution or powers of the Buyer or the Surety;

17.3.4                   any liquidation administration or bankruptcy of the Buyer or the Surety;

17.3.5                   any other act omission matter or thing whatsoever whereby but for this provision the Surety would be released (other than a release of the Surety given under deed by the Seller and the Beneficial Owner); or

17.3.6                   any of the aforementioned arising in relation to the other Surety or the release of the other.

17.4                     The Surety will not be entitled to participate in or be subrogated to any security held by the Seller or the Beneficial Owner in respect of the Buyer’s obligations or otherwise to stand in the place of the Seller or the Beneficial Owner in respect of any such security until satisfaction of any claims brought by the Seller or the Beneficial Owner in respect of the breach by the Buyer of its obligations under this Agreement.

17.5                     The Surety hereby waives any right to require the Seller or the Beneficial Owner to pursue against the Buyer any rights which may be available to the Seller or the Beneficial Owner before proceeding against the Surety.

17.6                     All of the obligations of the Surety in this Agreement are owed jointly and severally.

18                        Lease Guarantor’s obligation

In consideration of the Buyer agreeing to grant the Willis Lease to the Beneficial Owner at the Lease Guarantor’s request, the Lease Guarantor confirms that it will duly execute the Willis Lease prior to actual completion and deliver the Willis Lease to the Buyer for completion in accordance with Clause 14.

19                        Beneficial Owner’s obligations

The Beneficial Owner shall take all steps necessary to procure that the Seller complies with the obligations of the Seller under this Agreement.

20                        VAT

20.1                     All sums payable under this Agreement are exclusive of VAT (save for the payment due under clause 14.2 which (subject to Clause 20.3) is inclusive of VAT) and the obligations to pay those sums include an obligation to pay the associated VAT 10 working days after the later of the date VAT is demanded and the date the associated sum payable is due but subject to receipt of a valid and appropriate VAT invoice.

20.2                     Each of the Beneficial Owner and the Seller warrants that no election to waive exemption in relation to the Property or the Crown Land Lease under Schedule 10 of the Value Added Tax Act 1994 has been or will be made which would cause the sale to be a taxable supply.

20.3                     If the Buyer is required to pay VAT on the Purchase Price or on the Crown Land Lease Consideration to the Beneficial Owner or the Seller then the Buyer shall be entitled to charge VAT on the rent payable under the Willis Lease.

21                        Non-merger

Completion does not cancel liability to perform any outstanding obligations under this Agreement.

22                        Capital allowances

22.1                     One pound (£1.00) out of the Purchase Price shall be allocated to plant and machinery forming part of the Property.

22.2                     At completion or on such later date as the Buyer shall be registered and shall have a Tax District and reference but in any event on the date no later than 3 months following the date of completion both the Beneficial Owner and the Buyer shall deliver signed election notices under Section 198 Capital Allowances Act 2001 in the form attached at Annexure 1 and each party will be entitled to an original election notice signed by both.

22.3                     After completion each party shall deliver its election notice to its Inspector of Taxes within the time prescribed by Section 201 of the Capital Allowances Act 2001.

23                        Fittings and Chattels

23.1                     The sale of the Freehold Land includes all fixtures and fittings forming part of the Freehold Land including for the avoidance of doubt the Fittings forming part of the Freehold Land.

23.2                     The Beneficial Owner shall transfer with full title guarantee and the Buyer shall accept on the Completion Date  the Chattels.

24                        Notices

Section 196 of the Law of Property Act 1925 shall apply to any notice which may be served under this Agreement and as if the final words of Section 196(4) “and that service... be delivered” were deleted and replaced by “and that service shall be deemed to be made on the third working day after posting” and notices shall be served on:

24.1                     the Seller and the Beneficial Owner at 10 Trinity Square London EC3P 3AX marked for the attention of Carmine Bilardello/Peter Smith; and

24.2                     the Buyer and the Surety at Denton Wilde Sapte One Fleet Place London EC4M 7WS for the attention of Ian Outen/Elisabeth Gaunt.

25                        Jurisdiction

25.1                     This Agreement shall be governed by and construed in accordance with English law.

25.2                     Any court process commenced in relation to this Agreement may be served on a party at its address for service in England and Wales set out on page 1 of this Agreement or such other address within England and Wales as may have been notified in writing by the relevant party to the other parties.

25.3                     All of the parties to this Agreement irrevocably agree that the courts of England are to have jurisdiction to settle any disputes which may arise out of or in connection with this Agreement and that accordingly any proceedings suit or action in connection with this Agreement may be brought in such courts.

25.4                     Each of the parties irrevocably waives (and irrevocably agrees not to raise) any objection which each may have now or hereafter to the laying of the venue of any such proceedings suit or action in any such courts referred to in Clause 25.3 being nominated as a forum to hear and determine any suit action or proceedings and to settle any disputes which may arise out of or in connection with this Agreement and agree not to claim that any such court is neither a convenient nor appropriate forum and any such proceedings suit or action brought in any court referred to in this clause shall be conclusive and binding upon the parties hereto and may be enforced in the courts of any other jurisdiction.

26                        Contracts (Rights of Third Parties) Act 1999

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

27                        Landlord & Tenant Act 1954

27.1                     The Buyer served on the Beneficial Owner a notice (the Notice) dated 7 September 2006 in relation to the tenancy to be created by the Willis Lease in a form complying with the requirements of Schedule 1 to the Regulatory Reform (Business Tenancies) (England and Wales) Order 2003 (the Order).

27.2                     The Beneficial Owner, or a person duly authorised by the Beneficial Owner, in relation to the Notice made a statutory declaration (the Declaration) dated 8 September 2006 in a form complying with the requirements of Schedule 2 of the Order.

27.3                     The Beneficial Owner further confirms that, where the Declaration was made by a person other than the Beneficial Owner, the declarant was duly authorised by the Beneficial Owner to make the Declaration on the Beneficial Owner’s behalf.

27.4                     The Buyer and Beneficial Owner agree to exclude the provisions of Sections 24 to 28 (inclusive) of the Landlord and Tenant Act 1954 Act in relation to the tenancy to be created by the Willis Lease.

SIGNED by on behalf of Sailgold Limited	/s/ Michael Chitty

SIGNED by on behalf of Ropepath Limited	/s/ Michael Chitty

SIGNED by on behalf of Willis Group Services Limited	/s/ Michael Chitty

SIGNED by on behalf of Willis Group Limited	/s/ Thomas Colraine

SIGNED by on behalf of Ten Trinity Square Ltd	/s/ Stanley E. Thomas

SIGNED by on behalf of Thomas Enterprises Inc	/s/ Stanley E. Thomas

SIGNED by Stanley Earl Thomas	/s/ Stanley E. Thomas